SECURITIES AND EXCHANGE COMMISSION

                     WASHINGTON, D.C. 20549

                                 CURRENT REPORT
                           ON FORM 8-K



             Pursuant to Section 13 or 15(d) of the
               Securities and Exchange Act of 1934



Date of Report :  April 2, 1997
                 --------------

(Date of earliest event reported) :   March 18, 1997


                         MANAGEMENT TECHNOLOGIES, INC.
                         -----------------------------

             (Exact name of Registrant as specified in its Charter)


                                    NEW YORK
                                    --------

                 (State or other jurisdiction of incorporation)


                      0-17206                       13-3029797
                      -------                       ----------
                          Commission File No.                 I.R.S. Employer
                                 Identification


                    630 Third Avenue, New York, NY     10017
                    ------------------------------     -----

                Address of principal executive offices  Zip Code


                                 (212) 983 5620
                                 --------------

                         Registrant's telephone number,
                              including area code
ITEM 3.   BANKRUPTCY OR RECEIVERSHIP


     By order dated March 19, 1997, the High Court of Justice, Chancery Division, Companies Court in London, England, (the "High Court") ordered that the following three wholly owned subsidiaries of the Company, MTi Trading Systems, Winter Partners Limited and MTi Holding (UK) Limited (collectively, the "UK Subsidiaries"), be managed by joint administrators pursuant to the
provisions of Section 8 of the English Insolvency Act 1986.   The High Court
appointed Mr. Malcolm Cohen and Anthony Peter Supperstone of BDO Stoy Hayward as joint administrators. The stated purposes of the High Court orders are (i) the survival of the UK Subsidiaries, and the whole or part of their undertaking, as a going concern, (ii) the approval of a voluntary arrangement under part I of the English Insolvency Act 1986, and (iii) a more advantageous realisation of the UK Subsidiaries' assets than would be effected on a winding up.
ITEM 5         OTHER EVENTS
     The Company extended the expiration of its Class C Warrants to April 28, 1997 at 5:30 PM Eastern Standard Time. The original expiration date was February 26, 1997 and was previously extended to March 31, 1997.
     On March 18, 1997, the Supreme Court of the State of New York issued a temporary restraining order prohibiting Mr. Peter Morris and Mr. John Ridley from entering the Company's premises, from dealing in any of the Company's assets or properties, and from taking any action or doing anything in the name or on behalf of the Company. Messrs. Morris and Ridley are directors of the Company. They have challenged the temporary restraining order and removed the matter to the Federal Court in the Southern District of New York where it is scheduled for hearing on May 22nd, 1997.
     As a result of such events involving the Company's management and certain directors, the Company has not yet been able to file its quarterly report on Form 10-QSB for the quarter ended January 31, 1997.

                                   SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorised.

                              MANAGEMENT TECHNOLOGIES, INC.
                              -----------------------------

                              (Registrant)


                              /s/ Michael Edison
                                 --------------------------

                              Michael Edison
                              President & Chief Executive Officer
Dated:    New York, New York
          April 2, 1997